Exhibit 99.1

Radnostix Signs Definitive Agreement to Divest DUF6 and Fluorine Assets to NANO Nuclear

IDAHO FALLS, Idaho, October 1st, 2026 — Radnostix, Inc. (formerly International Isotopes Inc.) (OTCQB: INIS) ( “Radnostix” or the “Company”) today announced that Radnostix and its wholly-owned subsidiary, International Isotopes Fluorine Products, Inc, have entered into a definitive asset purchase agreement with NANO Nuclear Energy Inc. (NASDAQ: NNE) and its wholly-owned subsidiary, HALEU Energy Fuel Inc., (collectively “NANO”), to divest its U.S. nuclear fuel processing assets, including a U.S. Nuclear Regulatory Commission (“NRC”) license and related intellectual property and technical materials associated with depleted uranium hexafluoride (“DUF6”) deconversion and fluorine extraction capabilities at a facility anticipated to be located in Lea County, New Mexico.

Transaction Terms and Next Steps

The proposed acquisition would provide NANO Nuclear with existing NRC 10 CFR Part 40 licensed fuel cycle assets and a substantial body of associated licensing and technical work. The NRC license was originally issued in connection with a proposed facility in Lea County, New Mexico designed to support DUF6 deconversion and fluorine extraction activities. The proposed acquisition also includes related patented technology, engineering and safety analyses, regulatory and permitting materials, equipment and historical project development records. The facility contemplated under the existing license was not previously constructed.

Under the asset purchase agreement, the consideration being paid for the assets at closing is $9.5 million in cash and $4.0 million in NANO common stock, payable and issuable at closing in accordance with the agreement. Closing remains subject to NRC consent to the license transfer, other required approvals and consents (including from New Mexico officials), satisfactory site arrangements and other closing conditions. The parties currently expect closing in approximately 90 to 120 days, although the timing will depend on those approvals and conditions.

Radnostix Focus on Radioisotope Technologies

This transaction represents a major centering event for Radnostix, allowing the Company to focus on its core radioisotope technology segments while significantly strengthening its balance sheet for the next chapter of the business. Following closing, Radnostix intends to utilize the net proceeds to accelerate the growth of its four radioisotope technology product segments through a combination of enhanced research and development and continued organic and inorganic growth initiatives.

“We have complete confidence in NANO to take these DUF6 deconversion and fluorine extraction assets across the finish line and fill a material need for the U.S. Nuclear Fuel Cycle industry,” said Shahe Bagerdjian, Chief Executive Officer of Radnostix. “The site, license, and technology sit squarely inside NANO’s strategy to become a vertically integrated nuclear energy company, and we are excited to become NANO shareholders.“ Mr. Bagerdjian added, “For Radnostix, this transaction gives us the best of both worlds, allowing us to retain some upside via NNE stock while we can fully focus on our radioisotope technologies in medical and industrial applications. We have a number of initiatives in our R&D & growth pipeline that upon closing Radnostix will be able to accelerate the development of. While we have completed a few modest acquisitions over the past couple of years, the proceeds from the transaction will allow us to broaden our horizons, and fuel our growth rate.”

About Radnostix (formerly International Isotopes Inc.): Radnostix, Inc. (formerly International Isotopes Inc.) (INIS), established in 1995, with its headquarters in Idaho Falls, ID, USA, manufactures a wide range of radioisotope technology products. Radnostix manufactures and supplies generic sodium iodide I-131 radio-pharmaceutical drug product for hyperthyroidism and thyroid cancer, the contract manufacturing of various drug products as well as radioisotope API supply for 3rd party theranostics clients. Radnostix also manufactures and distributes a complete line of calibration and reference standards for nuclear pharmacies and SPECT/PET imaging systems as well as industrial calibration standards under its RadQual brand. For more information, visit www.radnostix.com.

Radnostix, Inc. (formerly International Isotopes Inc.) Safe Harbor Statement:
Certain statements in this press release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including but not limited to, statements regarding the Company’s current expected financial impact from the Asset Purchase Agreement described herein, the estimated value of the DUF6 Plant and related assets, statements with respect to the Company's future growth expectations. Information contained in such forward-looking statements is based on current expectations and is subject to change. These statements involve a number of risks, uncertainties and other factors that could cause actual results, performance, or achievements of Radnostix, Inc. to be materially different from any future results, performance or achievements of the Company expressed or implied by these forward-looking statements. Other factors, which could materially affect such forward-looking statements, can be found in the Company's filings with the Securities and Exchange Commission at www.sec.gov, including its Annual Report on Form 10-K for the year ended December 31, 2025. Investors, potential investors, and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and Radnostix, Inc. and the Company undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Radnostix Contact:
ir@intisoid.com

radnostix.com